For More Information:
Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry LMP Investor Relations Inc. (646) 719-1055

Memory Pharmaceuticals Receives Nasdaq Notification

MONTVALE, N.J., April 4, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that on April 2, 2008, it received notice from The Nasdaq Stock Market stating that the Company is no longer in compliance with the minimum $10.0 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). As reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company’s stockholders’ equity was $8.3 million.

In the letter, Nasdaq staff requested that the Company provide, on or before April 17, 2008, a plan to achieve and sustain compliance with all of The Nasdaq Global Market listing requirements, including the minimum stockholders’ equity requirement, and the time frame required to complete the plan. The Company is preparing its plan for submission to Nasdaq by the specified date.

If, after the conclusion of the Nasdaq staff’s review process, the staff determines that the Company has not presented an appropriate definitive plan, the staff will provide the Company with a written notification that its securities will be delisted from The Nasdaq Global Market. The Company may then appeal the Nasdaq staff’s delisting determination to the Nasdaq Listing Qualifications Panel.

The notification letter has no effect at this time on the continued listing of Memory Pharmaceuticals’ common stock on the Nasdaq Global Market.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.